UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2019

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 West Avenue Darien, Connecticut		06820
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 202-8900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	GWR	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2019, Genesee & Wyoming Inc. (“G&W”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among G&W, DJP XX, LLC, a Delaware limited liability company (“Parent”), and MKM XXII Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into G&W (the “Merger”) with G&W surviving the Merger as a wholly owned subsidiary of Parent.

The Board of Directors of G&W (the “Board of Directors”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of G&W and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that G&W’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

At the effective time of the Merger (the “Effective Time”), each share of G&W’s common stock (other than shares held by G&W (including shares held in treasury), Parent or any of their wholly-owned subsidiaries and shares owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights) will be converted into the right to receive $112.00 in cash (the “Merger Consideration”). Pursuant to the Merger Agreement, at the Effective Time, each outstanding G&W equity award, whether vested or unvested, will be cancelled in exchange for cash based on the Merger Consideration less, in the case of a stock option, the per share exercise price.

The closing of the Merger is subject to the adoption of the Merger Agreement by the holders of 66 2/3% of the voting power of the outstanding shares of G&W’s common stock (the “Company Stockholder Approval”). Consummation of the Merger is also subject to (i) the absence of any law, injunction or other order that prohibits the consummation of the Merger, (ii) the approval or authorization of, or exemption by, the Surface Transportation Board, (iii) receipt of other antitrust and regulatory approvals and (iv) other customary closing conditions, including the accuracy of each party’s representations and warranties, and each party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (iv) to certain materiality qualifiers).

Parent has obtained equity financing and debt financing commitments to finance the transactions contemplated by the Merger Agreement and pay related fees and expenses. Brookfield Infrastructure Fund IV-A, L.P., Brookfield Infrastructure Fund IV-B, L.P., Brookfield Infrastructure Fund IV-C, L.P. and Brookfield Infrastructure Fund IV (ER) SCSp (collectively, “Brookfield”) and Lisson Grove Investment Pte. Ltd. (“GIC Investor”) have committed to provide capital to Parent with separate equity contributions of $4,027,235,093 and $1,500,000,000, respectively, subject to the terms and conditions set forth in the equity commitment letters. Credit Suisse, Wells Fargo, Citigroup Global Markets Inc. and RBC Capital Markets have agreed to provide committed acquisition debt financing of $3.15 billion, consisting of a $600 million senior secured revolving credit facility and $2.55 billion of senior secured term loans. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. G&W has agreed to various customary covenants and agreements, including, among others, (i) agreements to conduct its and its subsidiaries’ and affiliated entities’ businesses in the ordinary and usual course of business during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, and (ii) to call a special meeting of the stockholders to adopt the Merger Agreement (the “Stockholder Meeting”).

G&W has also agreed not to (i) solicit proposals relating to certain alternative transactions or (ii) participate in any discussions or negotiations or furnish any non-public information relating to G&W in connection with any proposal for an alternative transaction, subject to certain exceptions to permit the G&W’s board of directors to comply with its fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining the Company Stockholder Approval, under specified circumstances G&W’s board of directors may change its recommendation in connection with an intervening event or in connection with a superior proposal (in which latter case G&W may also terminate the Merger Agreement to accept such superior proposal upon payment of the termination fee described below).

The Merger Agreement contains certain termination rights for G&W and Parent, including the right of G&W to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, among other circumstances, upon termination of the Merger Agreement by G&W or Parent upon specified conditions in connection with its entry into a superior proposal, G&W will be required to pay Parent a termination fee of $194 million.

The Merger Agreement also provides that Parent will be required to pay G&W a reverse termination fee of $388 million (the “Reverse Termination Fee”) upon the termination of the Merger Agreement by G&W under specified conditions. Each of Brookfield and GIC Investor has entered into a limited guarantee with G&W to guarantee Parent’s obligation to pay G&W the Reverse Termination Fee and reimburse certain of G&W’s expenses, subject to the terms and conditions set forth in the limited guarantee.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 1, 2020 (as such date may be extended, the “End Date”).

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about G&W. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of G&W or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in G&W’s public disclosures.

If the Merger is consummated, G&W’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Effective June 30, 2019, the Board of Directors adopted resolutions to amend and restate G&W’s Amended and Restated By-laws to add a new Article VII, which provides that unless G&W consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of G&W, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of G&W to G&W or G&W’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-laws of G&W (as either may be amended from time to time) or a claim as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, or (D) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware.

The foregoing description of G&W’s Second Amended and Restated By-laws is qualified in all respects by reference to the text of the Second Amended and Restated By-laws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On July 1, 2019, G&W issued a press release announcing the transactions contemplated by the Merger Agreement. In light of the announcement of the transactions contemplated by the Merger Agreement, G&W will cease reporting monthly carloads and will not hold a conference call for its second-quarter 2019 financial results. G&W expects to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 on or before August 9, 2019. A copy of the press release is furnished as Exhibit 99.1 hereto.

The press release is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward Looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of G&W. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. G&W cautions readers of this filing that such “forward looking statements,” including without limitation, those relating to G&W’s future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this filing or in other statements attributable to G&W, are necessarily estimates reflecting the judgment of G&W’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”

Factors that could cause G&W’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from G&W’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on G&W’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; risks related to the operation of G&W’s railroads; severe weather conditions and other natural occurrences, which could result in shutdowns, derailments, railroad network and port congestion or other substantial disruption of operations; customer demand and changes in G&W’s operations or loss of important customers; exposure to the credit risk of customers and counterparties; changes in commodity prices;

consummation and integration of acquisitions; economic, political and industry conditions, including employee strikes or work stoppages; retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which G&W or its customers are subject; increased competition in relevant markets; funding needs and financing sources, including G&W’s ability to obtain government funding for capital projects; international complexities of operations, currency fluctuations, finance, tax and decentralized management; challenges of managing rapid growth, including retention and development of senior leadership; unpredictability of fuel costs; susceptibility to and outcome of various legal claims, lawsuits and arbitrations; increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts and insurance coverage limits; consummation of new business opportunities; decrease in revenues and/or increase in costs and expenses; susceptibility to the risks of doing business in foreign countries; uncertainties arising from a referendum in which voters in the United Kingdom (U.K.) approved an exit from the European Union (E.U.), commonly referred to as Brexit; G&W’s ability to integrate acquired businesses successfully or to realize the expected synergies associated with acquisitions; risks associated with G&W’s substantial indebtedness; failure to maintain satisfactory working relationships with partners in Australia; failure to maintain an effective system of internal control over financial reporting as well as disclosure controls and procedures and other risks.

For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in G&W’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in G&W’s most recent Annual Report on Form 10-K filed on February 26, 2019.

G&W’s forward-looking statements speak only as of the date of this filing or as of the date they are made. G&W disclaims any intent or obligation to update any “forward looking statement” made in this filing to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition by Brookfield and GIC Investor of G&W. In connection with the proposed merger transaction, G&W will file with the SEC and furnish to G&W’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and G&W’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through G&W’s website at www.gwrr.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of G&W may be deemed “participants” in the solicitation of proxies from stockholders of G&W in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of G&W in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about G&W’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 8, 2019.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 1, 2019, by and among G&W, Parent and Merger Sub

3.1	Second Amended and Restated By-laws of G&W

99.1	Press release of G&W, dated as of July 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

July 1, 2019	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
(Date)	Title:	General Counsel